'.. .~
t~ STATEOFHEWYORK
FOR COURT OR BOARD OF PARGI~U


CF~CATE OF RELIEF FROM DI~8tLITIES

This certificate is issued to the holder to [illegible] relief from 9: all certain [illegible], or bars to his enjoyment [illegible] imposed by law or by reason of his conviction of the Crime Of of The offense specified herein. This certificate shall NOT be [illegible]or construed to be a [illegible].
SEE REVERSE SIDE FOR EXPLANATION OF THE LAW GOVERNING THIS CERTIFICATE
The Original Certificate is to be [illegible] to The person to whom awarded. One copy is to be retained by the issuing agency, one copy is to be iled with the N.Y.S. Div. of Criminal Justice Services, Executive Park. [illegible]
		HOLDER OF CERTIFICATE

16:  SINACORI	Russell	J.
Crime for which convicted

Section 359-fff General Business Law of N.Y.


3/31/87




10/29/87


Town Court
Town of Greece, New York
	2505 Ridge Road West
	Rochester, New York 14626




State Board of Parole

10.	if
11.	CHECK ONE BOX ONLY
	ThLs certificate shall:
		Relieve the holder of all forfeitures, and of all disabilities and bars to employment, excluding the right to
[illegible] to be eligible
for public office, by virtue of the fact tha' this certificate is issued at the time of sentence. The Date of Sentence in this case must agree with the Date Certificate Issued.


Relicve the holder of all disabilities and bars to employment, excluding the right to be eligible for public office



Eli] Relieve the holder of the forfeitures, disabilities or
 bars hereinafter enumerated	-
12.[E) This certificate shall be considered permenant

El This certificate shall be considered temporary until - - N LA
 . After this date. [illegible] by the issuing court or par le board, this certificate shall be considered permanent. A person who k owi'~Z lv uses or attempts to use a revoked certificate in order to obtain o exercise any right or privilege that he would not I)~ entitled to obtain or to xercise withou valid certificate shall be guilty of a misdemeanor.

VINCENT . GERACE	Town Justice	Town of Greece,  New York